SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is hereby entered into by and between Gary W. MacLeod ("Employee") and Non Invasive Monitoring Systems, Inc. its affiliates, directors, officers, employees and agents (the "Company").  (Employee and the Company sometimes referred to collectively as the "Parties");

WHEREAS, the Employee and the Company entered into an Employment Agreement dated November 10, 2005 (“Employment Agreement”) which set forth that Employee shall sign a General Release prior to receipt of benefits under ¶10 (b) of the Employment Agreement;
WHEREAS, the parties agree that Employee’s employment was terminated without cause pursuant to ¶10(b) of the Employment Agreement;

WHEREAS, the Employee remains employed with the Company until January 31, 2008;

WHEREAS, the Employee enters into this Agreement knowingly and voluntarily and with a full understanding of its terms and has been given the opportunity to consult advisors, legal and otherwise, of his own choosing and fully understands the meaning and intent of this Agreement; and

WHEREAS, in exchange for the benefits set forth herein (including the Release by the Company set forth herein), Employee desires and does release the Company, its affiliates, directors, officers, employees and agents from any obligations or liability in connection with his employment or the termination thereof;

NOW, THEREFORE, in exchange for the consideration contained herein, which the Parties hereto agree is sufficient, the Parties agree as follows:

1.    PAYMENT: In consideration for the execution by Employee of this Agreement and in compliance with the promises made herein, the Company agrees to pay Employee severance benefits in accordance ¶ 10 (b)(i - iv) of the Employment Agreement, as modified herein. Employee represents that he has already received severance benefits pursuant to ¶10(b)(i) and ¶10(b)(ii) of the Employment Agreement and that the only benefits due and owing from the Company are those set forth under ¶10(b)(iv)[stock options] (as modified hereby) of the Employment Agreement (as the Company has no insurance plan there are no amounts owed under ¶10(b)(iii)). Employee agrees to forfeiture of sufficient options so that his current options will convert into 550,000 shares upon cashless exercise pursuant to the notice of cashless exercise of January 24, 2007. Employee agrees that all other options to purchase stock in the Company , granted to him in connection with his employment are hereby forfeited.

2.    NO OTHER PAYMENTS DUE AND OWING: Employee hereby acknowledges and agrees that no other compensation, vacation, expense reimbursement or other payments or benefits of any kind are due and owing to Employee from the Company other than that which is set forth in ¶1 herein.

3.    RELEASE BY EMPLOYEE: Employee understands and agrees that the promises and benefits set forth in ¶1, above, are in full settlement and satisfaction for the full release and discharge of all actions, claims, grievances, complaints, administrative claims and demands whatsoever that Employee had or now has or may have against the Company, its affiliated companies, subsidiaries, predecessor companies, officers, employees, shareholders, partners, directors, divisions and agents, attorneys, contractors, consultants, successors and assigns (collectively “the Releasees”) and Employee does hereby release, acquit, satisfy, and forever discharge the Company and all Releasees from all manner of actions, causes of action, suits, debts, sums of money, agreements, damages, judgments, and claims and demands whatsoever, known or unknown, absolute or contingent, in law or equity, that Employee ever had, or now has against the Company and the Releasees, including, but not limited to, all matters arising out of, or either directly or indirectly pertaining to Employee’s employment with the Company and termination of employment at the Company including, without limitation, all claims including those brought under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., ("Title VII"), the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C §§1981, et seq. ("Civil Rights Act"), the Civil Rights Act of 1991, as amended, 42 U.S.C. §1981a, et seq. ("CRA of 1991"), the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq. ("ADA"), the Family and Medical Leave Act, 29 U.S.C. §§2601, et seq. ("FMLA"), the Fair Labor Standards Act, 29 U.S.C. §201, et seq. ("FLSA"), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C §1001, et seq. ("ERISA"), the Equal Pay Act, 29 U.S.C. §201, et seq., (“EPA”), the Rehabilitation Act, 29 U.S.C. §§701, et seq. (“RA”),, Whistleblower Protection Statutes, 10 U.S.C §2409, 12 U.S.C. § 1831j, 31 U.S.C. § 5328, 41 U.S.C. § 265, (collectively as “WPS”) and/or any and all other equivalent federal, state, or local statutes, laws, rules and regulations limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, claims for workers compensation, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

4.    RELEASE BY COMPANY. Company does hereby release, acquit, satisfy, and forever discharge Employee from all manner of actions, causes of action, suits, debts, sums of money, agreements, damages, judgments, and claims and demands whatsoever, known or unknown, absolute or contingent, in law or equity (other than for fraud, and other than those arising under this Agreement and the surviving provisions of the Employment Agreement), that Company ever had, or now has against the Employee, including, but not limited to, all matters arising out of, or either directly or indirectly pertaining to Employee’s employment with the Company and termination of employment at the Company. The Company has no current actual knowledge of any fraud engaged in by Employee (such knowledge of the Company being based solely on the actual knowledge of Dr. Sackner).

5.    NO ADMISSION OF LIABILITY: Employee further understands and agrees that the consideration provided to Employee under the terms of this Agreement does not constitute an admission by the Company or Releasees that they have violated any such law or legal obligation, as to which the Company and Releasees expressly deny any such liability or violation, including any and all claims for costs; fees and other expenses, including attorney’s fees.

6.    NO REEMPLOYMENT AND RESIGNATION AS DIRECTOR. Employee further acknowledges and agrees that he will not apply for a job with the Company or the other Releasees at any time in the future and hereby waives any right that may accrue to him from any rejection of any such application for employment therefrom that he makes notwithstanding this provision. This Agreement shall constitute good and sufficient cause to reject any application Employee may make for employment with the Company or the other Releasees notwithstanding this Agreement. Employee will deliver to the Company a letter of resignation as a director of the Company and each of its subsidiaries upon execution of this Agreement.

7.    REPURCHASE OF EQUIPMENT. Upon execution of this Agreement, Employee will repurchase the following equipment from the Company for $11,650, which equipment was previously sold by him to the Company for $11,650.

Qty	Item	Date Purchased	Cost

2	Dark Oak Desk	3/31/2007	$2,100.00
1	Oval Conference Table	3/31/2007	$1,000.00
7	Swivel Chairs	3/31/2007	$700.00
4	Displays -Mkt	3/31/2007	$1,400.00
1	Black Metal Filing Cab.	3/31/2007	$150.00
4	CPU's	3/31/2007	$1,500.00
4	Monitors	3/31/2007	$1,800.00
4	HP Printers	3/31/2007	$400.00
1	Fax/Scanner/Copier	3/31/2007	$100.00
1	Laser Printer Color	3/31/2007	$1,100.00
1	Phone System	3/31/2007	$1,400.00
			$11,650.00

Transport of the equipment (including without limitation all shipping costs and expenses) from the Company’s offices to Employee’s destination shall be the sole responsibility of Employee. Employee shall transport such equipment within ten days of the execution of this Agreement. In addition, Employee represents and warrants that the foregoing equipment is the only equipment he has ever sold to the Company.

7.    NO OTHER CLAIMS: Employee represents that he has not filed any complaint or charges, either formal or informal, against the Company with any local, state or federal agency or court relating to his employment; that he will not do so at any time thereafter; and that, if any such agency or court assumes jurisdiction of any such complaint or charge against the Company on behalf of the Employee, Employee will direct that agency or court to withdraw from the matter. Employee will not voluntarily seek to cooperate nor participate in the investigation or prosecution of any action against the Company.

8.    SURVIVAL OF TERMS:  Employee understands that pursuant to ¶12(h) of the Employment Agreement, that the following provisions shall continue and survive Employee’s termination of employment and are specifically incorporated herein: Confidentiality, Disclosure of Information and Inventories (¶4), Non Solicitation (¶5), Non Competition (¶6) and Non Disparagement (¶7).

9.    CONFIDENTIALITY: Employee understands and agrees that all discussions, negotiations, proposals, correspondence and/or agreements by and between the Parties shall not be revealed by Employee to any third-party, including, but not limited to any firm, corporation, association, partnership, governmental agency, members of the press and media, present and former officers, and any other members of the public, including, but not limited to, current, former or future employees, agents, or representatives of the Company. This confidentiality requirement shall not, however, preclude Employee from disclosing the existence or terms of the Agreement to his spouse or immediate family members; nor shall it preclude Employee from disclosing the existence or terms of the Agreement to his accountants, financial advisors and/or attorneys (as to whom the Employee shall relay the instant confidentiality requirement), or in compliance with a subsequent subpoena or to any governmental authorities which require such information.

10.    BREACH BY EMPLOYEE: The Company’s obligations to the Employee after the Effective Date are contingent on Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement or ¶10(b) of the Employment Agreement, except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

11.    CHOICE OF LAW: This Agreement shall in all respects be interpreted, enforced, and governed under the substantive and procedural laws of the State of Florida. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against either of the parties.

12.    SEVERABILITY: Should any of the provisions of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

13.    EXECUTION IN COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.    ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of Employee’s separation from the Company. No changes, additions or modifications to this Agreement shall be valid unless set forth in writing and signed by each of the parties.

15.    REVIEW PERIOD: Employee also hereby acknowledges and agrees that, pursuant to the Older Workers Benefits Protection Act, he has been offered at least twenty-one (21) days to consider all the terms and conditions of this Agreement, including for the purpose of consulting with an attorney. The Company acknowledges that this Agreement may be revoked by Employee within seven (7) days after this Agreement is signed by Employee and that such revocation is effective upon receipt of

written notice to:	Marvin A. Sackner, M.D. Honorary M.D. University of Zurich
Chief Executive Officer & Chairman of the Board NIMS, Inc.
IVAX Building
4400 Biscayne Boulevard, 6th Floor
Miami, Florida 33137

a copy to:	William P. Oberdorf, Esq.
LeClairRyan
2 Penn Plaza East
Newark, New Jersey 07105

This Agreement shall not become effective or enforceable until the seven day revocation period has expired (the "Effective Date", i.e. seven days after this Agreement has been signed by Employee) and no payments will be made hereunder until such revocation period has expired. Any payments made to Employee shall be returned upon revocation.

16.    BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EMPLOYEE AFFIRMS:

HE HAS READ IT;

HE UNDERSTANDS IT, AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS;

HE AGREES WITH EVERYTHING IN IT;

HE HAS BEEN ADVISED TO CONSULT WITH HIS ATTORNEY PRIOR TO EXECUTING THIS SEPARATION AGREEMENT AND GENERAL RELEASE ;

HE HAS SIGNED THIS SEPARATION AGREEMENT AND GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement is executed this 22nd day of February, 2008.

Gary W. MacLeod

/s/ Gary W. MacLeod

Non Invasive Monitoring Systems, Inc.

Dated:	By:
Name:
Title:

STATE OF	Florida	)
)
COUNTY OF	Sarasota	)

The foregoing instrument was acknowledged before me in Sarasota County, Florida, this 22nd day of February, 2008, by Gary W. MacLeod, who is personally known to me or who has produced a Florida driver's license (number # M 243 299-63-190-0) as identification and who did take oral oath.

	Notary Public:	/s/ Lorene Cleary

State of Florida at Large
SEAL
	Print Name: My Commission Expires:	Lorene Cleary 05/10/2010

Dated: 2/22/08

IN WITNESS WHEREOF, this Agreement is executed this 26th day of February, 2008.

Gary W. MacLeod

Non Invasive Monitoring Systems, Inc.

Dated: 02/26/2008	By:	/s/ Marvin A Sackner, M.D.
	Name:	Marvin A Sackner, M.D.
	Title:	COB & CEO

STATE OF	Florida	)
)
COUNTY OF	Miami-Dade	)

The foregoing instrument was acknowledged before me this 26th day of February, 2008, by M. Sackner, M.D., as officer of Non-Invasive Monitoring Systems, Inc. who is personally known to me or who has produced a _______________ driver's license (number ___________________) as identification and who did take oral oath.

	Notary Public:	/s/ Marco A. Lopez

State of Florida
SEAL
	Print Name: My Commission Expires:	Marco A. Lopez 03/30/2011

Dated: 2/26/08